Exhibit 23.1
Consent of independent registered public accounting firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190614) and Form S-3 (No. 333-198598) of Intrexon Corporation of our report dated March 2, 2015, relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 2, 2015